Exhibit 10.1

February 11, 2008

Eric Haas

130 Trinity Oaks

The Woodlands, Texas 77381

Via e-mail: alaminos@aol.corn

RE: Offer of Employment

Dear Eric,

On behalf of the Kosmos organization, I am pleased to extend an offer of employment to you with Kosmos Energy, LLC (“Kosmos Energy” or the “Company”) as a Subsurface Development Manager contingent on our background verification and proof of your Identity and eligibility to work in the United States. This letter serves to confirm our offer of employment to you including the following:

Compensation:

A salary of $12,500.00 per semi-monthly pay period (annualized to $300,000). Salary is paid on the 15th and last day of each month. This position provides for an annual discretionary bonus that is targeted, based on market comparisons, in the 35% range.

Signing Bonus:

A signing bonus of $75,000 will be paid in your first paycheck. Should you voluntarily terminate your employment for any reason within 12 months of employment, you agree to reimburse Kosmos Energy for your signing bonus.

Retention Payments:	A $75,000 bonus will be paid on your anniversary date for the next 3 years if you are actively employed by Kosmos Energy.

Vacation:	Based on your years of relevant industry-related work experience, Kosmos Energy offers you four (4) weeks of annual vacation allowance. See attached “Summary of Benefits.”

Incentive Compensation:

Subject to review and approval by the Company’s Board of Directors, you are offered 20,000 Profit Units. These units would vest over a four-year period — 50% following two years of employment with Kosmos Energy and the balance at the end of four years of employment with Kosmos Energy. They are subject to various vesting and other restrictive requirements typical of a privately owned company.

Benefits Program:

As a full-time regular employee of Trinet through Kosmos Energy, you are entitled to participate in the company benefit plans as described in the attached “Summary of Benefits.” For 2008, the company is paying 100% of the cost of these Employer Paid Plans, but shall have no obligation to continue to do so thereafter. We shall reimburse you for routine COBRA expenses required to bridge the gap in Medical coverage, if any, until you have coverage under our program.

Holidays:

The Company’s office closes for nine of the nationally recognized, major U.S. holidays. Additionally, the company provides employees the option to take two additional “floating” holidays of their choice.

Business Travel:	The Company will reimburse you for all reasonable business travel expenses incurred in the performance of your duties, including travel, lodging, meals and related expenses.

Relocation:	The Company will pay or reimburse you for all reasonable and customary costs associated with moving your household goods and effects to the Dallas/Fort Worth area, as indicated below:

• The cost of packing and transporting standard furniture and personal effects belonging to you and members of your immediate family will be covered.

• We will reimburse mileage from your current residence to the Dallas/Fort Worth area for 2 vehicles.

• We will not cover the cost of transporting more than 2 vehicles and non-standard items such as boats, trailers, recreational vehicles, pianos, and machinery.

In addition to the above:

•                  We will pay/reimburse your round-trip airfare (or for automotive travel at $0.445 per mile) and reasonable expenses for up to five days for you and your family to pursue housing in the Dallas/Fort Worth area.

•                  We will pay/reimburse necessary transitional temporary housing approved by the company as you relocate from your current residence to the Dallas/Fort Worth area for up to two (2) weeks. (Which may be extended by mutual agreement for up to 4 weeks)

• We will pay you a lump sum of $5,000 to cover miscellaneous expenses, which shall be considered taxable income to you but will not be “grossed up” for federal income tax purposes,

In addition to the above, should you own a home in your current location, you may be eligible for either option A or B below, as circumstances require:

A.            Existing Home Lease — Kosmos Energy will pay/reimburse you for monthly covered costs of your current residence (after you and, if applicable, your family relocate to the Dallas/Fort Worth area). This will include out of pocket ownership expense during the unleased period, subject to a maximum of $3,000 per month, and further subject to a maximum period of six (6) months. These payments shall be considered taxable income to you but will not be “grossed up” for federal income tax purposes. Covered costs include the following monthly expenses while the property is offered for lease but not leased and while unoccupied:

• Interest charges (but not repayment of principal) on your mortgage
• Pro-rated Property Taxes and mandatory Homeowners’ Association dues
• Utilities required to be maintained including:
• Electric
• Gas
• Water/sewage
• Home security system

• Trash pickup/removal fees or taxes
• Yard maintenance services
• An additional allowance for miscellaneous expenses of $100 per month

B.            Existing Home Sale — Kosmos Energy will pay you a lump-sum amount of $50,000 in lieu of costs associated with the sale of your existing home and the purchase/lease of a new residence in the Dallas/Fort Worth area, which shall be considered taxable income to you but will not be “grossed up” for federal income tax purposes. You are required to sell your existing home and either purchase or lease a home in the Dallas/Fort Worth area to receive this payment.

Other:

• Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for the relocation expenses incurred.

• If, as a result of a “Liquidation Event” (as defined in the Operating Agreement of Kosmos Energy Holdings, which would include certain sales or mergers) either:

(i) your employment with Kosmos Energy should terminate within the first 18 months of employment, OR

(ii) you are required to relocate to a location outside of the Dallas/Fort Worth area,

Kosmos Energy agrees to pay all reasonable and customary costs associated with moving your household goods and effects back to your current residence location.

Please be advised that your employment with KOSMOS Energy will be at-will and nothing in this letter shall be deemed to be construed as a contract for a term of employment.

We look forward to receiving a response from you within the next week and if you have any additional questions, please do not hesitate to call me at 214-363-0700.

We believe Kosmos Energy is an outstanding organization with a capable, dedicated team. We feel you will be a valuable, enthusiastic member of this team.

Sincerely,

/s/ Marvin Garrett
Marvin Garrett
Sr. Vice President, Operations

cc: Grace Weisberg

Attachment: Summary of Benefits

I agree to the terms of the employment set forth above. Furthermore, I represent to Kosmos Energy that I am not subject to any obligation or agreement (e.g., an employment agreement or non-compete agreement) that would prevent me from becoming an employee of Kosmos Energy or that will adversely impact my ability to perform my duties.

I also agree that the terms and conditions of my employment offer are confidential.

/s/ Eric Haas	2/13/08	2/25/08
Eric Haas	Date	Anticipated Start Date